Marsh & McLennan Companies, Inc. 1166 Avenue of the Americas New York, New York 10036-2774 212 345 5000 www.mmc.com

Exhibit 99.1
NEWS RELEASE

MARSH & McLENNAN COMPANIES REPORTS THIRD QUARTER 2012 RESULTS

Revenue and Profitability Growth Continues Across All Operating Companies
Third Quarter GAAP EPS Increases to $.44
Double-Digit Growth in Adjusted Operating Income to $358 million
Double-Digit Increase in Adjusted EPS to $.39

NEW YORK, November 6, 2012 - Marsh & McLennan Companies, Inc. (NYSE: MMC), a global professional services firm providing advice and solutions in risk, strategy and human capital, today reported financial results for the third quarter ended September 30, 2012.

Brian Duperreault, President and CEO, said: “Our Company delivered another strong quarter. Each of our operating companies continued to generate growth in underlying revenue, which, combined with ongoing expense discipline, produced across-the-board improvement in operating margins and profitability.

“Marsh's underlying revenue grew across all geographies, reflecting solid client revenue retention rates and continued new business development. Guy Carpenter's trend of underlying revenue growth continued. In Consulting, both Mercer and Oliver Wyman contributed to the segment's growth in revenue and profitability.

"For the nine months, we produced double-digit growth in operating income, substantial margin improvement, and excellent growth in earnings per share,” concluded Mr. Duperreault.

Consolidated Results
Consolidated revenue in the third quarter of 2012 was $2.8 billion, an increase of 1%, or 3% on an underlying basis from the third quarter of 2011. Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of items such as acquisitions, dispositions and transfers among businesses. Operating income rose 22% to $378 million. Adjusted operating income, which excludes noteworthy items as presented in the attached supplemental schedules, rose 12% to $358 million in the third quarter.

Income from continuing operations in the third quarter of 2012 was $246 million, or $.43 per share, compared with $133 million, or $.23 per share, in the third quarter of 2011. The prior period includes $72 million of expense, or approximately $.09 per share, related to the early extinguishment of debt. Adjusted earnings per share in the current quarter was $.39, compared with $.24 in the third quarter of 2011. Without the impact of the early extinguishment of debt last year, adjusted earnings per share increased 18%. Net income was $241 million, compared with $130 million in the third quarter of 2011.

For the nine months ended September 30, 2012, income from continuing operations was $939 million, or $1.66 per share, compared with $738 million, or $1.30 per share, in 2011. Adjusted earnings per share for the nine months was $1.63, compared with $1.30 last year. Excluding expense related to the early extinguishment of debt, adjusted earnings per share increased 17%.

Risk and Insurance Services
Risk and Insurance Services segment revenue in the third quarter of 2012 was $1.5 billion, an increase of 2%, or 4% on an underlying basis. Operating income increased 26% to
$234 million, compared with $186 million in last year's third quarter. Adjusted operating income in the third quarter increased 13% to $213 million from $189 million. For the nine months of 2012, segment revenue was $5 billion, an increase of 5% from the prior year period, and 6% on an underlying basis. Operating income increased 14% to $1.1 billion, compared with $925 million in 2011. Adjusted operating income rose 13% to $1 billion, compared with $918 million last year.

Marsh's revenue in the third quarter of 2012 was $1.3 billion, a 4% increase on an underlying basis. International operations reported underlying revenue growth of 6% in the third quarter, reflecting growth of 7% in Asia Pacific, and 5% in both EMEA and Latin America. In the United States/Canada division, underlying revenue grew 3%. Guy Carpenter's third quarter revenue was $249 million, an increase of 1% on an underlying basis, reflecting a moderating pricing environment and increased risk retention by clients.

Consulting
Consulting segment revenue in the third quarter of 2012 was $1.3 billion, an increase of
1%, or 3% on an underlying basis. Operating income increased 20% to $193 million, compared with $161 million in the prior year period. Adjusted operating income rose 15% to $192 million, compared with $168 million. For the nine months of 2012, segment revenue increased 2% to $4 billion, or 4% on an underlying basis. Operating income increased 19% to $524 million, compared with $441 million in 2011. Adjusted operating income rose 17% to $528 million, compared with $453 million last year.

Mercer's revenue in the third quarter of 2012 was $995 million, an increase of 3% on an underlying basis. Investments, with revenue of $129 million, had underlying revenue growth of 10%; Health & Benefits, with revenue of $256 million, rose 7%; Outsourcing, with revenue of $179 million, increased 2%; Talent, Rewards & Communications, with revenue of $179 million, was up 1%; and Retirement, with revenue of $252 million, was unchanged from the third quarter of 2011. Oliver Wyman's revenue of $351 million in the third quarter of 2012 increased 3% on an underlying basis.

Other Items
The Company had an investment loss of $4 million in the third quarter. At the end of the third quarter of 2012, cash and cash equivalents exceeded $2 billion. In the period, the Company repurchased 2.3 million shares of its common stock for $80 million. The Company has $373 million remaining under the share repurchase program authorized by the Board of Directors.

On Oct. 12, 2012, Standard & Poor's Ratings Services raised its counterparty credit rating on the Company to 'BBB' from 'BBB-', citing material improvement in the Company's business and financial profiles in recent years. At the same time, S&P raised the Company's short-term rating by one notch to 'A-2'.

Conference Call
A conference call to discuss third quarter 2012 results will be held today at 8:30 a.m. Eastern Time. To participate in the teleconference, please dial +1 888 296 4215. Callers from outside the United States should dial +1 719 325 2197. The access code for both numbers is 2270546. The live audio webcast may be accessed at www.mmc.com. A replay of the webcast will be available approximately two hours after the event.

About Marsh & McLennan Companies
MARSH & McLENNAN COMPANIES (NYSE: MMC) is a global team of professional services companies offering clients advice and solutions in the areas of risk, strategy and human capital. Marsh is a global leader in insurance broking and risk management; Guy Carpenter is a global leader in providing risk and reinsurance intermediary services; Mercer is a global leader in human resource consulting and related services; and Oliver Wyman is a global leader in management consulting. Marsh & McLennan Companies' over 53,000 colleagues worldwide provide analysis, advice and transactional capabilities to clients in more than 100 countries. The Company prides itself on being a responsible corporate citizen and making a positive impact in the communities in which it operates. Visit www.mmc.com for more information.

This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management's current views concerning future events or results, use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “future,” “intend,” “plan,” “project” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, we may use forward-looking statements when addressing topics such as: the outcome of contingencies; the expected impact of acquisitions and dispositions; pension obligations; market and industry conditions; the impact of foreign currency exchange rates; our effective tax rates; the impact of competition; changes in our business strategies and methods of generating revenue; the development and performance of our services and products; changes in the composition or level of our revenues; our cost structure, dividend policy, cash flow and liquidity; future actions by regulators; and the impact of changes in accounting rules.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, among other things:

▪	our exposure to potential liabilities arising from errors and omissions claims against us, particularly in our Marsh and Mercer businesses in the U.S. and the U.K.;

▪	our ability to make strategic acquisitions and dispositions and to integrate, and realize expected synergies, savings or strategic benefits from the businesses we acquire;

▪	changes in the funded status of our global defined benefit pension plans and the impact of any increased pension funding resulting from those changes;

▪
the impact of any regional, national or global political, economic, regulatory or market conditions on our results of operations and financial condition, including the European debt crisis and market perceptions concerning the stability of the Euro;

▪	the impact of changes in interest rates and deterioration of counterparty credit quality on our results related to our cash balances and investment portfolios, including corporate and fiduciary funds;

▪	the impact on our net income caused by fluctuations in foreign currency exchange rates;

▪	the impact on our net income or cash flows and our effective tax rate in a particular period caused by settled tax audits and expired statutes of limitation;

▪	the extent to which we retain existing clients and attract new business, and our ability to incentivize and retain key employees;

▪
our exposure to potential criminal sanctions or civil remedies if we fail to comply with foreign and U.S. laws and regulations that are applicable to our international operations, including trade sanctions laws such as the Iran Threat Reduction and Syria Human Rights Act of 2012, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the UK Bribery Act 2010, local laws prohibiting corrupt payments to government officials, as well as import and export restrictions;

▪
the impact of competition, including with respect to our geographic reach, the sophistication and quality of our services, our pricing relative to competitors, our customers' option to self-insure or utilize internal resources instead of consultants, and our corporate tax rates relative to our competitors;

▪	the potential impact of rating agency actions on our cost of financing and ability to borrow, as well as on our operating costs and competitive position;

▪	our ability to successfully recover should we experience a disaster or other business continuity problem;

▪	our ability to maintain adequate physical, technical and administrative safeguards to protect the security of our data;

▪	changes in applicable tax or accounting requirements; and

▪
potential income statement effects from the application of FASB's ASC Topic No. 740 (“Income Taxes”) regarding accounting treatment of uncertain tax benefits and valuation allowances, including the effect of any subsequent adjustments to the estimates we use in applying this accounting standard.

The factors identified above are not exhaustive. Marsh & McLennan Companies and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, we caution readers not to place undue reliance on the above forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made. Further information concerning Marsh & McLennan Companies and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company's filings with the Securities and Exchange Commission, including the “Risk Factors” section of our most recently filed Annual Report on Form 10-K.

Marsh & McLennan Companies, Inc.
Consolidated Statements of Income
(In millions, except per share figures)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenue	$2,845	$2,806	$8,922	$8,618
Expense:
Compensation and Benefits	1,760	1,753	5,332	5,202
Other Operating Expenses	707	743	2,167	2,169
Operating Expenses	2,467	2,496	7,499	7,371
Operating Income	378	310	1,423	1,247
Interest Income	6	9	18	21
Interest Expense	(44)	(49)	(135)	(149)
Cost of Early Extinguishment of Debt	—	(72)	—	(72)
Investment (Loss) Income	(4)	—	20	13
Income Before Income Taxes	336	198	1,326	1,060
Income Tax Expense	90	65	387	322
Income from Continuing Operations	246	133	939	738
Discontinued Operations, Net of Tax	1	2	(1)	17
Net Income Before Non-Controlling Interests	$247	$135	$938	$755
Less: Net Income Attributable to Non-Controlling Interest	6	5	21	18
Net Income Attributable to the Company	$241	$130	$917	$737
Basic Net Income Per Share
- Continuing Operations	$0.44	$0.24	$1.68	$1.32
- Net Income Attributable to the Company	$0.44	$0.24	$1.68	$1.35
Diluted Net Income Per Share
- Continuing Operations	$0.43	$0.23	$1.66	$1.30
- Net Income Attributable to the Company	$0.44	$0.24	$1.66	$1.33
Average Number of Shares Outstanding - Basic	544	540	544	543
- Diluted	552	549	552	552
Shares Outstanding at 9/30	544	538	544	538

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Three Months Ended
(Millions) (Unaudited)

				Components of Revenue Change*
	Three Months Ended September 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2012	2011
Risk and Insurance Services
Marsh	$1,251	$1,210	3%	(3)%	2%	4%
Guy Carpenter	249	251	(1)%	(1)%	—	1%
Subtotal	1,500	1,461	3%	(3)%	2%	4%
Fiduciary Interest Income	10	14
Total Risk and Insurance Services	1,510	1,475	2%	(3)%	2%	4%
Consulting
Mercer	995	975	2%	(3)%	2%	3%
Oliver Wyman Group	351	364	(3)%	(4)%	(3)%	3%
Total Consulting	1,346	1,339	1%	(3)%	—	3%
Corporate / Eliminations	(11)	(8)
Total Revenue	$2,845	$2,806	1%	(3)%	1%	3%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Three Months Ended September 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2012	2011
Marsh:
EMEA	$376	$367	2%	(7)%	4%	5%
Asia Pacific	165	158	5%	(2)%	—	7%
Latin America	81	84	(4)%	(9)%	—	5%
Total International	622	609	2%	(6)%	3%	6%
U.S. / Canada	629	601	5%	—	2%	3%
Total Marsh	$1,251	$1,210	3%	(3)%	2%	4%
Mercer:
Retirement	$252	$261	(3)%	(4)%	1%	—
Health and Benefits	256	239	7%	(3)%	3%	7%
Talent, Rewards & Communications	179	173	3%	(3)%	5%	1%
Outsourcing	179	186	(3)%	(1)%	(4)%	2%
Investments	129	116	11%	(3)%	4%	10%
Total Mercer	$995	$975	2%	(3)%	2%	3%

Notes
Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items such as: acquisitions, dispositions and transfers among businesses.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Nine Months Ended
(Millions) (Unaudited)

				Components of Revenue Change*
	Nine Months Ended September 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2012	2011
Risk and Insurance Services
Marsh	$4,043	$3,845	5%	(3)%	2%	6%
Guy Carpenter	881	848	4%	(1)%	(1)%	6%
Subtotal	4,924	4,693	5%	(2)%	2%	6%
Fiduciary Interest Income	31	36
Total Risk and Insurance Services	4,955	4,729	5%	(2)%	2%	6%

Consulting
Mercer	2,912	2,842	2%	(2)%	1%	3%
Oliver Wyman Group	1,088	1,077	1%	(3)%	(2)%	6%
Total Consulting	4,000	3,919	2%	(2)%	—	4%

Corporate / Eliminations	(33)	(30)

Total Revenue	$8,922	$8,618	4%	(2)%	1%	5%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Nine Months Ended September 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2012	2011
Marsh:
EMEA	$1,408	$1,363	3%	(6)%	4%	5%
Asia Pacific	488	452	8%	(1)%	—	9%
Latin America	242	228	6%	(6)%	—	12%
Total International	2,138	2,043	5%	(5)%	3%	7%
U.S. / Canada	1,905	1,802	6%	—	2%	4%
Total Marsh	$4,043	$3,845	5%	(3)%	2%	6%

Mercer:
Retirement	$797	$813	(2)%	(3)%	1%	—
Health and Benefits	764	717	7%	(2)%	2%	7%
Talent, Rewards & Communications	436	417	5%	(2)%	5%	2%
Outsourcing	534	550	(3)%	(1)%	(4)%	2%
Investments	381	345	10%	(2)%	5%	8%
Total Mercer	$2,912	$2,842	2%	(2)%	1%	3%

Notes

Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items such as: acquisitions, dispositions and transfers among businesses.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Three Months Ended September 30
(Millions) (Unaudited)

The Company presents below certain additional financial measures that are "non-GAAP measures," within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss); adjusted operating margin; and adjusted income, net of tax.

The Company presents these non-GAAP measures to provide investors with additional information to analyze the Company's performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing the Company's businesses.  However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP.  The Company's non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income or loss.  The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income or (loss), on a consolidated and segment basis, for the three months ended September 30, 2012 and 2011.  The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Three Months Ended September 30, 2012
Operating income (loss)	$234	$193	$(49)	$378
Add (deduct) impact of noteworthy items:
Restructuring charges (a)	6	—	4	10
Adjustments to acquisition related accounts (b)	(25)	(1)	—	(26)
Other	(2)	—	(2)	(4)
Operating income adjustments	(21)	(1)	2	(20)
Adjusted operating income (loss)	$213	$192	$(47)	$358
Operating margin	15.5%	14.3%	N/A	13.3%
Adjusted operating margin	14.1%	14.3%	N/A	12.6%
Three Months Ended September 30, 2011
Operating income (loss)	$186	$161	$(37)	$310
Add (deduct) impact of noteworthy items:
Restructuring charges (a)	3	7	1	11
Adjustments to acquisition related accounts (b)	3	—	—	3
Other	(3)	—	(1)	(4)
Operating income adjustments	3	7	—	10
Adjusted operating income (loss)	$189	$168	$(37)	$320
Operating margin	12.6%	12.0%	N/A	11.0%
Adjusted operating margin	12.8%	12.5%	N/A	11.4%

(a) Includes severance from restructuring activities and related charges, costs for future rent and other real estate costs, and fees related to recent acquisitions and cost reduction activities.
(b) Reflects the change from the re-measurement to fair value each quarter of contingent acquisition consideration, net of an $8 million impairment charge of an identifiable intangible asset in 2012.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Nine Months Ended September 30
(Millions) (Unaudited)

The Company presents below certain additional financial measures that are “non-GAAP measures,” within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss); adjusted operating margin; and adjusted income, net of tax.

The Company presents these non-GAAP measures to provide investors with additional information to analyze the Company's performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing the Company's businesses. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP. The Company's non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income or loss. The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income or (loss), on a consolidated and segment basis, for the nine months ended September 30, 2012 and 2011. The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Nine Months Ended September 30, 2012
Operating income (loss)	$1,052	$524	$(153)	$1,423
Add (deduct) impact of noteworthy items:
Restructuring charges (a)	6	7	8	21
Adjustments to acquisition related accounts (b)	(20)	(3)	—	(23)
Other	(2)	—	(5)	(7)
Operating income adjustments	(16)	4	3	(9)

Adjusted operating income (loss)	$1,036	$528	$(150)	$1,414

Operating margin	21.2%	13.1%	N/A	15.9%
Adjusted operating margin	20.9%	13.2%	N/A	15.8%

Nine Months Ended September 30, 2011
Operating income (loss)	$925	$441	$(119)	$1,247
Add (deduct) impact of noteworthy items:
Restructuring charges (a)	1	12	3	16
Adjustments to acquisition related accounts (b)	(3)	—	—	(3)
Other	(5)	—	(6)	(11)
Operating income adjustments	(7)	12	(3)	2

Adjusted operating income (loss)	$918	$453	$(122)	$1,249
Operating margin	19.6%	11.3%	N/A	14.5%
Adjusted operating margin	19.4%	11.6%	N/A	14.5%

(a) Includes severance from restructuring activities and related charges, costs for future rent and other real estate costs, and fees related to recent acquisitions and cost reduction activities.
(b) Reflects the change from the re-measurement to fair value each quarter of contingent acquisition consideration, net of an $8 million impairment charge of an identifiable intangible asset in 2012.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Three and Nine Months Ended September 30
(Millions) (Unaudited)

Adjusted income, net of tax
Adjusted income, net of tax is calculated as: the Company's GAAP income from continuing operations, adjusted to reflect the after-tax impact of the operating income adjustments set forth in the preceding table.  The related adjusted diluted earnings per share as calculated under the two-class method, reflects reductions for the portion of each item attributable to non-controlling interests and participating securities so that the calculation is based only on the amounts attributable to common shareholders.

Reconciliation of the Impact of Non-GAAP Measures on diluted earnings per share - Three and Nine Months Ended September 30, 2012 and 2011:
		Amount	Diluted EPS
Three Months Ended September 30, 2012
Income from continuing operations		$246
Less: Non-controlling interest, net of tax		6
Amount attributable to participating securities		—
Subtotal		$240	$0.43
(Deduct) operating loss adjustments	$(20)
Deduct impact of income taxes	(4)
		(24)	(0.04)
Adjusted income, net of tax		$216	$0.39

		Amount	Diluted EPS
Nine Months Ended September 30, 2012
Income from continuing operations		$939
Less: Non-controlling interest, net of tax		21
Amount attributable to participating securities		2
Subtotal		$916	$1.66
(Deduct) operating loss adjustments	$(9)
Deduct impact of income taxes	(7)
		(16)	(0.03)
Adjusted income, net of tax		$900	$1.63

		Amount	Diluted EPS
Three Months Ended September 30, 2011
Income from continuing operations		$133
Less: Non-controlling interest, net of tax		5
Amount attributable to participating securities		1
Subtotal		$127	$0.23
Add operating income adjustments	$10
Deduct impact of income taxes	(3)
		7	0.01
Adjusted income, net of tax		$134	$0.24

		Amount	Diluted EPS
Nine Months Ended September 30, 2011
Income from continuing operations		$738
Less: Non-controlling interest, net of tax		18
Amount attributable to participating securities		5
Subtotal		$715	$1.30
Add operating income adjustments	$2
Add impact of income taxes	1
		3	—
Adjusted income, net of tax		$718	$1.30

The results in the table above are not adjusted for debt extinguishment costs of $72 million, which reduced earnings in the three and nine months ended September 30, 2011.

Marsh & McLennan Companies, Inc.
Supplemental Information
(Millions) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Depreciation and amortization expense	$87	$85	$254	$250
Stock option expense	$3	$4	$23	$16
Capital expenditures	$100	$63	$249	$205

Marsh & McLennan Companies, Inc.
Consolidated Balance Sheets
(Millions) (Unaudited)

	September 30, 2012	December 31, 2011
ASSETS

Current assets:
Cash and cash equivalents	$2,044	$2,113
Net receivables	3,059	2,906
Other current assets	548	629
Total current assets	5,651	5,648

Goodwill and intangible assets	7,113	6,963
Fixed assets, net	807	804
Pension related assets	225	39
Deferred tax assets	1,192	1,205
Other assets	748	795
TOTAL ASSETS	$15,736	$15,454

LIABILITIES AND EQUITY

Current liabilities:
Short-term debt	$259	$260
Accounts payable and accrued liabilities	1,742	2,016
Accrued compensation and employee benefits	1,225	1,400
Accrued income taxes	154	63
Dividends payable	126	—
Total current liabilities	3,506	3,739

Fiduciary liabilities	4,044	4,082
Less - cash and investments held in a fiduciary capacity	(4,044)	(4,082)
	—	—
Long-term debt	2,660	2,668
Pension, post-retirement and post-employment benefits	1,594	1,655
Liabilities for errors and omissions	476	468
Other liabilities	920	984

Total equity	6,580	5,940

TOTAL LIABILITIES AND EQUITY	$15,736	$15,454